Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Commercial Net Lease Realty, Inc.:

We consent to the incorporation by reference in registration statement (no. 333-126071) on Form S-3, registration statement (no. 333-105635) on Form S-3, registration statement (no. 333-111180) on Form S-3, and registration statement (no. 333-64794) on Form S-8 of Commercial Net Lease Realty, Inc. and subsidiaries of our reports dated February 17, 2006, with respect to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Commercial Net Lease Realty, Inc. and subsidiaries. Our report with respect to the consolidated financial statements refers to the implementation of Financial Accounting Standards Board Interpretation No. 46, revised December 2003, Consolidation of Variable Interest Entities (FIN 46R).

/s/ KPMG LLP

Orlando, Florida

February 24, 2006

Certified Public Accountants